Exhibit 99.1

For more information, contact:

Steven D. Schwartz, Head of Investor Relations
(515) 273-3763, sschwartz@american-equity.com

FOR IMMEDIATE RELEASE
August 7, 2023
American Equity Reports Further Growth in Both Earnings and Sales Momentum as Private Asset Allocation Ramps to 25%
Company Highlights
•Second quarter 2023 net income available to common stockholders of $344.4 million, or $4.36 per diluted common share compared to net income of $752.4 million, or $8.06 per diluted common share for second quarter 2022 restated for the adoption of Accounting Standards Update 2018-12 — more commonly known as Long Duration Targeted Improvements or LDTI.
•Non-GAAP operating income available to common stockholders1 for the second quarter 2023 was $127.6 million, or $1.62 per diluted common share; Notable items2 negatively impacted results in the quarter by $8.9 million, or $0.11 per share, after-tax.
•On a trailing twelve-month basis GAAP return on equity of 26.4% and non-GAAP operating return on equity1 of 12.1%
•Total sales4 of $2.0 billion including approximately $1.9 billion of FIA sales reflecting a sequential quarterly FIA sales increase of 95%
•Private asset deployment ramp continues with over $800 million sourced in the quarter, bringing total portfolio allocation to 24.9%
•Ceded $821 million of flow reinsurance to reinsurance partners creating "fee-like" revenues and growing account value subject to recurring fees under reinsurance agreements to $10.9 billion

WEST DES MOINES, Iowa (August 7, 2023) – American Equity Investment Life Holding Company (NYSE: AEL), a leading issuer of fixed index annuities (FIAs), today reported its second quarter 2023 results. Sales momentum accelerated in both the independent agent channel and bank and broker-dealer channel while the investment portfolio allocation to private assets continued to increase.
American Equity's President and CEO, Anant Bhalla stated: "AEL 2.0 is thriving with the business firing on all cylinders or components of our flywheel. New business sales of $2 billion in the second quarter is at nearly all-time highs for AEL. Private asset investments over $12 billion – or 25% of all invested assets on the balance sheet – and nearly $11 billion of account values ceded to reinsurance partners to earn “fee-like” revenues are both significant milestones in our transformation into a capital-light and more resilient, +12% ROE earning institution for the benefit of our shareholders. This is the vision that we shared 3 years ago, and we have delivered on it, ahead of schedule. Our Board of Directors and Management leadership are proud of the achievements of the AEL team and our network of business partners.
Bhalla continued: Looking ahead, we expect our primary focus for the remainder of 2023 to be on completing our planned merger transaction with Brookfield Reinsurance (NYSE, TSX: BNRE), which is currently expected to close by the first half of 2024, while continuing to excel as the premier provider of Financial Dignity Solutions to retail clients.”
Non-GAAP operating income available to common stockholders1 for the second quarter of 2023 was $127.6 million, or $1.62 per diluted common share, compared to non-GAAP operating income available to common stockholders1 of $124.3 million, or $1.47 per diluted common share, for the first quarter of 2023 and $151.2 million, or $1.62 per diluted common share, for the second quarter of 2022, restated for the adoption of Accounting Standards Update 2018-12 — more commonly known as Long Duration Targeted Improvements or LDTI. For the second quarter of 2023, non-GAAP operating income available to common stockholders1 was negatively affected by $8.9 million, or $0.11 per share, after taxes, from notable items2. Results in the first quarter of 2023 included negative notable items2 of $9.6 million, or $0.11 per share after taxes, while there were no notable items2 affecting results for the second quarter of 2022.
The year-over-year change in quarterly non-GAAP operating income available to common stockholders1 excluding the impact of notable items2 reflects increased recurring fee revenue related to reinsurance and higher surrender charge fee income more than offset by lower investment spread income.
Compared to the first quarter of 2023, quarterly non-GAAP operating income available to common stockholders1 excluding the impact of notable items2 increased slightly reflecting higher surrender charge fee income, a smaller increase in the Market Risk Benefit liability and lower tax rate offset by lower investment spread income. Notable items2 in the first and second quarters of 2023 reflect the special incentive compensation plan put in place in November 2022.
For the second quarter of 2023, net investment income fell to $547 million, when adjusted to reflect non-GAAP operating income available to common stockholders1, from $559 million for the first quarter of 2023. This $12 million decrease reflects a six-basis point decline in effective yield on the investment portfolio, lower invested assets, and a decrease in cash and short-term investments at the holding company level. The decline in the portfolio yield resulted from a decrease in the return from partnerships and other mark-to-market investments which more than offset higher short-term floating rates and new money investment yields.
Compared to the first quarter of 2023, second quarter surrender charge income increased $7 million to $34 million, reflecting increased lapsation associated with higher interest rates positively affecting yields on bank deposits and new money caps, participation rates and credited interest rates on annuities offered by American Equity and its competitors.
Outflows in the second quarter of 2023, including surrenders, income utilization and partial withdrawals, were nearly flat compared to the first quarter of 2023, totaling $1.3 billion.

As of June 30, 2023, account value of business ceded subject to fee income was $10.9 billion, up from $10.2 billion three months earlier. Flow reinsurance ceded subject to fee income in the second quarter of 2023 totaled $821 million of account value. Revenue associated with recurring fees under reinsurance agreements for the second quarter of 2023 totaled $23 million compared to $22 million for the first quarter of 2023, each as adjusted to reflect non-GAAP operating income available to common stockholders1. First quarter 2023 revenue included a positive $1 million true-up associated with the final settlement of the fourth quarter 2022 reinsurance transaction.
The cost of money for deferred annuities in the second quarter increased $4 million from the first quarter of 2023 to $217 million. Cost of money in the second quarter of 2023 benefited from approximately $4 million in hedging gains.
Compared to the first quarter of 2023, the change in the MRB liability decreased by $6 million to $41 million when adjusted to reflect non-GAAP operating income available to common stockholders1. Second quarter 2023 change in MRB liability adjusted to reflect non-GAAP operating income available to common stockholders1 was $5 million less than expected, consisting of a $7 million benefit from reserves released due to higher-than-expected surrenders, and a $4 million benefit from higher amortization of net deferred capital market impact due to favorable second quarter capital market changes, offset by $6 million of other adverse experience. The change in the modeled expectation for the MRB liability, adjusted to reflect non-GAAP operating income available to common stockholders1, for the third quarter of 2023 is $41.5 million, before the effects of potential third quarter actuarial assumption revisions, based on current in-force. Third quarter 2023 expected change in the MRB liability includes an expected benefit from the amortization of capital market impacts on the fair value of market risk benefits of $20 million.
Amortization of deferred policy acquisition and sales inducement cost was basically flat at $115 million for the second quarter of 2023. Amortization in the quarter included $1 million of expense associated with new sales. For the third quarter of 2023, the modeled expectation for deferred acquisition cost and deferred sales inducement amortization is $117 million before the effect of new sales, experience variances and potential third quarter actuarial assumption revisions.
Other operating costs and expenses for the second quarter of 2023 increased to $76 million, up $2 million from the first quarter. Notable items2 in the second and first quarters of 2023 were $11 million and $12 million, pre-tax, respectively, both reflecting quarterly expense associated with the strategic incentive compensation award made in November 2022.
The effective tax rate on pre-tax operating income available for common stockholders1 for the second quarter of 2023 was 20.8% compared to the first quarter of 2023 tax rate of 24.4%. Tax expense in the first quarter included a $6 million true-up related to 2022 which contributed approximately 300 basis points to the effective tax rate.
POINT-IN-TIME YIELD INCREASES ON STRONG ORIGINATION OF PRIVATE ASSETS
American Equity’s investment spread was 2.57% for the second quarter of 2023 compared to 2.67% for the first quarter of 2023 and 2.64% for the second quarter of 2022. Excluding non-trendable items3, adjusted investment spread decreased to 2.53% in the second quarter of 2023 from 2.67% in the first quarter of 2023.

Average yield on invested assets was 4.42% in the second quarter of 2023 compared to 4.48% in the first quarter of 2023. The average adjusted yield on invested assets excluding non-trendable items3 was 4.41% in the second quarter of 2023 compared to 4.48% in the first quarter of 2023.
During the second quarter of 2023, investment asset purchases totaled $2.3 billion and were made at an average rate of 6.54%, including approximately $800 million of private assets at 7.14%.
The point-in-time yield on the portfolio at June 30, 2023, was 4.77%. We continue to expect to see positive impacts from higher short term rates on $7.2 billion of floating rate securities in the investment portfolio, while we add to our existing cash and cash equivalents positions to reduce risk in the investment portfolio as we prepare for the closing of our proposed Merger with Brookfield Reinsurance. Reflecting these actions, the point-in-time yield at the end of the third quarter of 2023 is expected to be relatively flat compared to the end of the previous quarter.
The aggregate cost of money for annuity liabilities of 1.85% in the second quarter of 2023 was up four basis points compared to the first quarter of 2023. The cost of money in the second quarter of 2023 reflects a three-basis point benefit from the over-hedging of index-linked credits compared to a minimal benefit in the first quarter of 2023. The seven basis-point increase in the adjusted cost of money compared to the first quarter is in line with increased market costs.
Cost of options in the second quarter of 2023 averaged 1.93% compared to 1.79% in the first quarter of 2023, reflecting both market effects on the cost of options for renewals as well as higher option costs on new sales due to increases in caps, participation rates and credited interest rates on our annuity products over time consistent with the interest rate environment. Approximately 70% of the increase in the cost of options in the second quarter was associated with new sales.
Net account balance growth in the second quarter was a positive $111 million, or 0.2% of account values, compared to a net account balance decrease of $472 million in the first quarter. Index credits in the second quarter were generally in-line with modeled expectations while net flows improved substantially from the first quarter of the year.
FIA SALES INCREASE 95% FROM PRIOR SEQUENTIAL QUARTER
Second quarter 2023 sales were $2.0 billion, of which 93.9%, or $1.9 billion, were in fixed index annuities. Total enterprise FIA sales increased 94.7% and 142.0% compared to the first quarter of 2023 and the second quarter of 2022, respectively. Compared to the first quarter of 2023, FIA sales at American Equity Life in the Independent Marketing Organization (IMO) channel doubled, while Eagle Life FIA sales through banks and broker-dealers rose 77.7%.
Bhalla noted, "Total enterprise sales in July were approximately $680 million. As interest rates remain volatile, and possibly move higher, we may see competitors chase rates. In that scenario, we will likely continue to emphasize building cash on the balance sheet, with an eye towards even better investment opportunities in the future, while maintaining the underwriting discipline necessary to write resilient, double-digit, return on capital business. Therefore, we expect to manage sales levels through the remainder of the year to finish 2023 with total FIA sales in the $5 billion to $6 billion range across our IMO, bank and broker dealer channels. We expect the bank and broker dealer channels to contribute approximately 25% of new sales – a meaningful achievement reflecting the re-building of these channels over the past three years.

CREDIT AND CAPITAL METRICS LARGELY UNCHANGED
With regard to credit markets, Jim Hamalainen, Chief Investment Officer, added, "Credit metrics in the investment portfolio remain largely unchanged from the end of the first quarter, and our fixed securities portfolio remains A- rated. Total net realized losses for the quarter of approximately $25 million includes a loss of $44 million on First Republic Bank. Regional bank valuations have stabilized, and we remain comfortable with our $127 million exposure, which is heavily slanted towards the large regionals and has an overall rating in the BBB+ range. We saw very little deterioration in the commercial mortgage loan portfolio and all loans are performing. Average loan-to-value of the CML portfolio remains at 53% and over 80% of the portfolio maintains a debt service coverage ratio of 1.2x or higher. Looking specifically at our direct office mortgage loan exposure, we are considerably underweight relative to our peers at just 8% of the CML portfolio. The average debt service coverage ratio on the office mortgage loan portfolio is 1.91x with an average loan-to-value ratio of 61%. We have only $7 million of loans maturing through the end of 2024 with just $31 million set to mature in 2025."
Hamalainen continued, "So far through the third quarter, we have built up a substantial cash position in the investment portfolio of $5.4 billion funded through sales of the core fixed income portfolio – primarily corporate bonds, municipal bonds and structured assets – and we expect our cash position to increase to between $7 billion and $10 billion over the next few quarters with cash likely at the low-end of the range by year-end. These actions will help protect the company if macro-economic trends point to stubbornly high inflation or growing risks in the economy, while providing the company with substantial dry powder to take advantage of opportunities that may emerge in the private asset sector over the coming year."
Following the announcement of the definitive agreement to merge with Brookfield Reinsurance, the company terminated its accelerated share repurchase program having repurchased the 4.8 million shares delivered to it on March 20, 2023. Given the impending merger transaction, the previously announced capital return plan for the company is currently suspended.
As of June 30, total adjusted capital at American Equity Life Insurance Co. totaled $4.1 billion with estimated excess capital of over $600 million. Additionally, cash and equivalents at the holding company level was $390 million at quarter-end and $462 million as of July 31st.
UPDATE ON DEFINITIVE AGREEMENT WITH BROOKFIELD REINSURANCE
On July 5, 2023, Brookfield Reinsurance and American Equity announced that they had entered into a definitive agreement whereby Brookfield Reinsurance will acquire all of the outstanding shares of common stock of American Equity it does not already own in a cash and stock transaction that values AEL at approximately $4.3 billion.
The merger is expected to close in the first half of 2024, subject to approval by American Equity shareholders and other closing conditions customary for a transaction of this type, including receipt of insurance regulatory approvals in relevant jurisdictions and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
The forward-looking statements in this release such as believe, build, confident, continue, could, estimate, expect, exposure, future, grow, likely, maintain, may, might, model, opportunity, outlook, plan, potential, proposed, risk, scenario, should, trend, will, would, and their derivative forms and similar words, as well as any projections of future results, are based on assumptions and expectations that involve risks and uncertainties, including the "Risk Factors" the company describes in its U.S. Securities and Exchange Commission filings. The Company's future results could differ, and it has no obligation to correct or update any of these statements.
ABOUT AMERICAN EQUITY
At American Equity Investment Life Holding Company, our policyholders work with over 40,000 independent agents and advisors affiliated with independent market organizations (IMOs), banks and broker-dealers through our wholly-owned operating subsidiaries Advisors and agents choose one of our leading annuity products best suited for their clients' personal needs to create financial dignity in retirement. To deliver on its promises to policyholders, American Equity has re-framed its investment focus — building a stronger emphasis on insurance liability driven asset allocation and specializing in alternate, private asset management while partnering with world renowned, public fixed income asset managers. American Equity is headquartered in West Des Moines, Iowa with additional offices in Charlotte, NC, New York, NY and Miami, FL. For more information, please visit www.american-equity.com.

1    Use of non-GAAP financial measures is discussed in this release in the tables that follow the text of the release.
2    Notable items reflect the increase (decrease) to non-GAAP operating income (loss) available to common stockholders for certain matters where more detail may help investors better understand, evaluate, and forecast results. Notable items are further discussed in the tables that follow the text of the release.
3    Non-trendable items are the impact of investment yield – additional prepayment income and cost of money effect of over (under) hedging as shown in our June 30, 2023 financial supplement on page 10, “Spread Results”.
4    For the purposes of this document, all references to sales are on a gross basis. Gross sales is defined as sales before the use of reinsurance.

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American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues:
Premiums and other considerations	$2,516	$3,831	$6,653	$13,909
Annuity product charges	71,642	55,514	134,233	107,869
Net investment income	542,685	592,308	1,104,008	1,159,731
Change in fair value of derivatives	242,739	(506,181)	288,629	(983,700)
Net realized losses on investments	(24,679)	(33,272)	(52,466)	(46,399)
Other revenue	16,736	9,408	33,130	18,225
Total revenues	851,639	121,608	1,514,187	269,635

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	5,125	6,998	12,333	20,613
Interest sensitive and index product benefits	122,387	140,346	180,298	428,263
Market risk benefits (gains) losses	(144,124)	(299,278)	39,570	(107,385)
Amortization of deferred sales inducements	46,951	44,696	93,552	89,781
Change in fair value of embedded derivatives	213,764	(885,984)	618,204	(2,279,633)
Interest expense on notes and loan payable	11,227	6,461	22,245	12,886
Interest expense on subordinated debentures	1,338	1,346	2,674	2,663
Amortization of deferred policy acquisition costs	68,476	72,485	136,711	145,454
Other operating costs and expenses	75,697	59,872	149,701	117,667
Total benefits and expenses	400,841	(853,058)	1,255,288	(1,569,691)
Income before income taxes	450,798	974,666	258,899	1,839,326
Income tax expense	95,652	211,377	59,644	396,572
Net income	355,146	763,289	199,255	1,442,754
Less: Net loss available to noncontrolling interests	(217)	(4)	(114)	(4)
Net income available to American Equity Investment Life Holding Company stockholders	355,363	763,293	199,369	1,442,758
Less: Preferred stock dividends	10,919	10,919	21,838	21,838
Net income available to American Equity Investment Life Holding Company common stockholders	$344,444	$752,374	$177,531	$1,420,920

Earnings per common share	$4.43	$8.13	$2.20	$15.01
Earnings per common share - assuming dilution	$4.36	$8.06	$2.17	$14.86

Weighted average common shares outstanding (in thousands):
Earnings per common share	77,767	92,544	80,576	94,693
Earnings per common share - assuming dilution	78,928	93,375	81,824	95,652

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

NON-GAAP FINANCIAL MEASURES
In addition to net income available to common stockholders, we have consistently utilized non-GAAP operating income available to common stockholders and non-GAAP operating income available to common stockholders per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. Non-GAAP operating income available to common stockholders equals net income available to common stockholders adjusted to eliminate the impact of items that fluctuate from quarter to quarter in a manner unrelated to core operations, and we believe measures excluding their impact are useful in analyzing operating trends. The most significant adjustments to arrive at non-GAAP operating income available to common stockholders eliminate the impact of fair value accounting for our fixed index annuity business. These adjustments are not economic in nature but rather impact the timing of reported results. We believe the combined presentation and evaluation of non-GAAP operating income available to common stockholders together with net income available to common stockholders provides information that may enhance an investor’s understanding of our underlying results and profitability.
Reconciliation from Net Income Available to Common Stockholders to Non-GAAP Operating Income Available to Common Stockholders

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income available to American Equity Investment Life Holding Company common stockholders	$344,444	$752,374	$177,531	$1,420,920
Adjustments to arrive at non-GAAP operating income available to common stockholders:
Net realized losses on financial assets, including credit losses	22,737	37,054	47,121	50,779
Change in fair value of derivatives and embedded derivatives	(124,816)	(470,813)	81,386	(1,318,020)
Capital markets impact on the change in fair value of market risk benefits	(184,700)	(335,330)	(47,750)	(216,417)
Net investment income	4,609	—	2,118	—
Other revenue	5,969	—	11,938	—
Income taxes	59,373	167,944	(20,392)	321,034
Non-GAAP operating income available to common stockholders	$127,616	$151,229	$251,952	$258,296
Impact of excluding notable items (a)	$8,892	$—	$18,458	$—

Per common share - assuming dilution:
Net income available to American Equity Investment Life Holding Company common stockholders	$4.36	$8.06	$2.17	$14.86
Adjustments to arrive at non-GAAP operating income available to common stockholders:
Net realized losses on financial assets, including credit losses	0.29	0.39	0.58	0.53
Change in fair value of derivatives and embedded derivatives	(1.58)	(5.04)	0.99	(13.78)
Capital markets impact on the change in fair value of market risk benefits	(2.34)	(3.59)	(0.58)	(2.26)
Net investment income	0.06	—	0.02	—
Other revenue	0.08	—	0.15	—
Income taxes	0.75	1.80	(0.25)	3.35
Non-GAAP operating income available to common stockholders	$1.62	$1.62	$3.08	$2.70
Impact of excluding notable items (a)	$0.11	$—	$0.23	$—
Notable Items

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Notable items impacting non-GAAP operating income available to common stockholders:
Expense associated with strategic incentive award	8,892	—	$18,458	$—
Total notable items (a)	$8,892	$—	$18,458	$—
(a)Notable items reflect the after-tax increase (decrease) to non-GAAP operating income (loss) available to common stockholders for certain matters where more detail may help investors better understand, evaluate, and forecast results.
For the three and six months ended June 30, 2023, non-GAAP operating income available to common stockholders would increase $8.9 million and $18.5 million, respectively, if we were to exclude the impact of notable items.

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except share and per share data)
Book Value per Common Share

Q2 2023
Total stockholders’ equity attributable to American Equity Investment Life Holding Company	$2,571,915
Equity available to preferred stockholders (a)	(700,000)
Total common stockholders' equity (b)	1,871,915
Accumulated other comprehensive (income) loss (AOCI)	3,425,248
Total common stockholders’ equity excluding AOCI (b)	5,297,163
Net impact of fair value accounting for derivatives and embedded derivatives	(1,587,599)
Net capital markets impact on the fair value of market risk benefits	(638,442)
Total common stockholders’ equity excluding AOCI and the net impact of fair value accounting for fixed index annuities (b)	$3,071,122

Common shares outstanding	78,047,941

Book Value per Common Share: (c)
Book value per common share	$23.98
Book value per common share excluding AOCI (b)	$67.87
Book value per common share excluding AOCI and the net impact of fair value accounting for fixed index annuities (b)	$39.35
(a)Equity available to preferred stockholders is equal to the redemption value of outstanding preferred stock plus share dividends declared but not yet issued.
(b)Total common stockholders' equity, total common stockholders' equity excluding AOCI and total common stockholders' equity excluding AOCI and the net impact of fair value accounting for fixed index annuities, non-GAAP financial measures, exclude equity available to preferred stockholders. Total common stockholders’ equity and book value per common share excluding AOCI, non-GAAP financial measures, are based on common stockholders’ equity excluding the effect of AOCI. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale securities, we believe these non-GAAP financial measures provide useful supplemental information. Total common stockholders' equity and book value per common share excluding AOCI and the net impact of fair value accounting for fixed index annuities, non-GAAP financial measures, are based on common stockholders' equity excluding AOCI and the net impact of fair value accounting for fixed index annuities. Since the net impact of fair value accounting for our fixed index annuity business is not economic in nature but rather impact the timing of reported results, we believe these non-GAAP financial measures provide useful supplemental information.
(c)Book value per common share including and excluding AOCI and book value per common share excluding AOCI and the net impact of fair value accounting for fixed index annuities are calculated as total common stockholders’ equity, total common stockholders’ equity excluding AOCI and total common stockholders' equity excluding AOCI and the net impact of fair value accounting for fixed index annuities divided by the total number of shares of common stock outstanding.

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands)

NON-GAAP FINANCIAL MEASURES
Average Common Stockholders' Equity and Return on Average Common Stockholders' Equity
Return on average common stockholders' equity measures how efficiently we generate profits from the resources provided by our net assets.  Return on average common stockholders' equity is calculated by dividing net income available to common stockholders, for the trailing twelve months, by average equity available to common stockholders. Non-GAAP operating return on average common stockholders' equity excluding average accumulated other comprehensive income (AOCI) and average net impact of fair value accounting for fixed index annuities is calculated by dividing non-GAAP operating income available to common stockholders, for the trailing twelve months, by average common stockholders' equity excluding average AOCI and average net impact of fair value accounting for fixed index annuities. We exclude AOCI because AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments. We exclude the net impact of fair value accounting for fixed index annuities as the amounts are not economic in nature but rather impact the timing of reported results.

Twelve Months Ended
June 30, 2023
Average Common Stockholders' Equity Attributable to American Equity Investment Life Holding Company, Excluding Average AOCI and Average Net Impact of Fair Value Accounting for Fixed Index Annuities
Average total stockholders’ equity	$3,098,646
Average equity available to preferred stockholders	(700,000)
Average equity available to common stockholders	2,398,646
Average AOCI	2,828,421
Average common stockholders' equity excluding average AOCI	5,227,067
Average net impact of fair value accounting for derivatives and embedded derivatives	(1,502,922)
Average net capital markets impact on the fair value of market risk benefits	(550,149)
Average common stockholders' equity excluding average AOCI and average net impact of fair value accounting for fixed index annuities	$3,173,996

Net income available to American Equity Investment Life Holding Company common stockholders	$633,155
Adjustments to arrive at non-GAAP operating income available to common stockholders:
Net realized losses on financial assets, including credit losses	44,606
Change in fair value of derivatives and embedded derivatives	(149,799)
Capital markets impact on the change in fair value of market risk benefits	(224,950)
Net investment income	3,594
Other revenue	17,907
Income taxes	60,412
Non-GAAP operating income available to common stockholders	$384,925
Impact of excluding notable items (a)	$200,348

Return on Average Common Stockholders' Equity Attributable to American Equity Investment Life Holding Company
Net income available to common stockholders	26.4%

Return on Average Common Stockholders' Equity Attributable to American Equity Investment Life Holding Company, Excluding Average AOCI and Average Net Impact of Fair Value Accounting for Fixed Index Annuities
Non-GAAP operating income available to common stockholders	12.1%

Notable Items	Twelve Months Ended
June 30, 2023
Notable items impacting non-GAAP operating income available to common stockholders:
Expense associated with strategic incentive award	$18,458
Impact of actuarial assumption updates	181,890
Total notable items (a)	$200,348
(a)Notable items reflect the after-tax increase (decrease) to non-GAAP operating income (loss) available to common stockholders for certain matters where more detail may help investors better understand, evaluate, and forecast results.